EX-28.p.18

WEDGE Capital Management L.L.P.

Personnel Handbook – Code of Ethics Portion

The following excerpts from the Personnel Handbook are part of WEDGE’s Code of Ethics.

OTHER POLICIES

All personnel are expected to be familiar with and comply with all other WEDGE policies. A copy of all policies can be found at S: Policies Manual.

CONFIDENTIALITY

All personnel will have access to and will become acquainted with trade secrets, confidential information and property relating to WEDGE and its customers. All information obtained in the course of employment is to be used for conducting WEDGE’s business only. Associates are prohibited from discussing or disclosing such trade secrets, confidential information or property, either directly or indirectly, to persons outside WEDGE, either during employment, or at any time thereafter, except as required by the supervisor. As a condition of employment, this same level of confidentiality must be maintained regarding information about coworkers, associate relations matters, clients and WEDGE operations.

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WEDGE Capital Management L.L.P.

Code of Ethics: Gifts and Entertainment

Effective Date: December 12, 2011

Revised: February 2019

I.	Overview

This Policy is part of WEDGE’s Code of Ethics and is designed to define acceptable Gifts and Entertainment. This Policy also describes the anti-bribery provisions set forth by the Foreign Corrupt Practices Act of 1977 (the “FCPA”). Associates of WEDGE shall not receive or provide any Gift, Entertainment, special accommodation or other item or service that is excessive in value or frequency, or that would violate the FCPA, from or to any person or entity for purposes of influencing a business decision.

II.	Covered Associates

The policies and procedures presented herein apply to all WEDGE Associates.

III.	Definitions

a)	Associate – Any partner or employee of WEDGE.

b)

Business Associate – All current and prospective clients and their representatives (e.g. consultants), service providers (e.g. research firms, brokers, etc.), company representatives and other entities or persons with whom a business relationship exists or could exist.

c)	Cash – Any cash or cash equivalents, including items which are readily convertible to cash such as pre-loaded VISA cards, securities, etc.

d)

Entertainment – Any meal, social event, sporting event, or other occasion in which a representative of the entity providing the Entertainment is present. If a representative of the entity providing the Entertainment is not present, the item will be considered a Gift.

Entertainment should be valued at the higher of cost or market value inclusive of transportation, lodging, and other associated costs. Entertainment provided to multiple recipients should be calculated on a pro rata per recipient basis. If the exact valuation of the Entertainment cannot be determined, proper judgment shall be applied to determine a value. Entertainment shall not be excessive in value or frequency.

e)

Foreign Official – Any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such government, agency, or instrumentality.

f)	Foreign Intermediary – Any person or organization cognizant that a payment, portion of a payment, or anything of value will be offered, given, or promised to a Foreign Official.

g)

Gifts – A Gift is considered any good, service, act, enjoyment of property or facilities for personal use, or other item provided or received voluntarily without payment in return. Attending an event (charity, sporting, leisure, etc.) in which the person or representative of the firm providing or sponsoring the event does not attend is considered a Gift.

Gifts should be valued at the higher of cost or market value. Gifts provided to multiple recipients should be calculated on a pro rata per recipient basis. If the exact valuation of a Gift cannot be determined, proper judgment shall be used to determine the fair value. Gifts shall not be excessive in value or frequency.

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IV.	Cash

Under no circumstances should Cash be provided to or accepted from any Business Associate, Foreign Official, or Intermediary. Associates are also prohibited from reselling Gifts or tickets to Entertainment events.

V.	Gifts

a)

Pre-Clearance of Gifts – Associates must obtain pre-clearance from the compliance department using the gifts and entertainment request disclosure in Schwab Compliance Technologies (SCT) prior to providing or immediately upon receiving a Gift that meets either of the following criteria:

1.	The value of the Gift is greater than or equal to $100, and the Gift is provided to any person or accepted from any person or entity with a business association to WEDGE.

2.	A Gift of any value is given to or received from a Foreign Official or Intermediary with a business association to WEDGE.

b)

Aggregation of Gifts – Gifts provided to any person or received from any person or entity with a business association to WEDGE shall not in the aggregate exceed $100 per calendar year without pre-clearance by the compliance department. If a group (as opposed to an individual) receives a gift that is valued in excess of the $100 limit, it can be shared among those persons, provided no single person’s pro rata share of the gift exceeds the $100 limit.

c)

Promotional Items – Gifts provided or received with a negligible value (e.g., pens, hats, t-shirts, etc.) do not need to be considered toward the aggregate annual limit. Nonetheless, the giving or receipt of such gifts should not be so frequent as to raise any question of impropriety.

VI.	Entertainment

a)

Pre-Clearance of Entertainment – Associates must obtain pre-clearance from the compliance department using the gifts and entertainment request disclosure in SCT prior to providing or accepting Entertainment that meets either of the following criteria:

1.	The value of the Entertainment is greater than or equal to $500, and the Entertainment is provided to any person or accepted from any person or entity with a business association to WEDGE.

2.	Entertainment of any value is provided to or accepted from a Foreign Official or Intermediary with a business association to WEDGE.

b)

Aggregation of Entertainment – Entertainment provided to any person or received from any person or entity with a business association to WEDGE shall in the aggregate not exceed $500 over a calendar year without pre-clearance by the compliance department.

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VII.	Other Considerations

a)

Taft-Hartley Representatives – The Vice President of Operations and Finance shall be responsible for maintaining appropriate records of all Gift and Entertainment expenses for Taft-Hartley clients, which are required by the Department of Labor to be reported annually on Form LM-10.

b)

FCPA – Pursuant to the anti-bribery provisions of the FCPA, it is unlawful for WEDGE or any of its Associates to pay, offer to pay, promise to pay, or authorize the payment of money or anything of value to a Foreign Official or Intermediary in order to:

1.	Influence the Foreign Official in his or her official capacity.

2.	Induce the Foreign Official to act in violation of his or her lawful duty.

3.	Secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

c)

Political Officials/Candidates – Gifts and political contributions provided to public officials or candidates are separately addressed in the firm’s Political Contributions Policy and may be subject to more stringent requirements. Please reference that Policy or consult with the compliance department for further guidelines and restrictions when dealing with public officials and candidates.

d)

Spouses and Family Members – Gifts and Entertainment provided to spouses, other family members and friends of WEDGE Associates, and Business Associates, are covered by this policy. The aggregate value of Gifts and/or Entertainment provided to spouses, family members or friends on behalf of an Associate, or Business Associate, shall be considered as though given to or received from the Associate for pre-clearance purposes and the pro rata value per recipient shall not apply.

e)	Solicitations – Under no circumstances shall an Associate solicit Gifts or Entertainment from a Business Associate or Foreign Official.

f)	Air Travel/Lodging – Associates may not accept air transportation or lodging from a Business Associate or Foreign Official without obtaining prior approval from the chief compliance officer (CCO).

VIII.	Violations

All policy violations must be submitted to the CCO immediately upon discovery. Any technical violations with an inconsequential impact on WEDGE clients will be explained to the individual at fault with the goal of achieving strict adherence to this policy. Any matters of a more severe nature must be brought before the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation. Note that disgorgement of Gifts or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of Gifts or Entertainment.

WEDGE recognizes that in some instances the value of a Gift or Entertainment may not be known at the time it is received. If the value is subsequently determined to exceed the threshold for pre-clearance, the Gift and Entertainment Approval Form must be completed and immediately submitted to the CCO. This will not necessarily be considered a violation but may require remedial action to avoid a material conflict of interest.

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IX.	Supervision & Review

On an annual basis, all Associates will sign an attestation that they have read and agreed to abide by the WEDGE Code of Ethics. Each quarter, as part of the Quarterly Affirmation, Associates will attest that they have complied with the Policy. Periodically, a member of compliance will review the Gift and Entertainment requests in Schwab Compliance Technologies (SCT) for compliance with the policy and to identify and analyze patterned behaviors. Results of each review will be communicated to the Management Committee.

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WEDGE Capital Management L.L.P.

Code of Ethics: Political Contributions

Effective: March 14, 2011

Revised: March 2016

X.	Overview

This Policy is part of WEDGE’s Code of Ethics and is designed to regulate Political Contributions in accordance with Rule 206(4)-5 (the “Pay to Play Rule”) under the Investment Advisers Act of 1940 (the “Act”) as well as the Foreign Corrupt Practices Act of 1977 (the “FCPA”).

Associates of WEDGE should not attempt to influence a government official’s decision to award WEDGE an advisory contract by contributing to a U.S. Covered Official, Political Action Committee (PAC), political party, or Foreign Official.

XI.	Individuals Covered by the Policy

All WEDGE Associates are required to comply with the pre-clearance and reporting portions of this Policy; however, only Covered Associates, as defined below, are required to comply with the Pay to Play Rule.

XII.	Definitions

a)	Associate – Any partner or employee of WEDGE.

b)

Covered Associate – Any WEDGE general partner; all Management Committee members; any vice president in charge of a principal function; any Associate who performs a Policy making function; any Associate who Solicits business for WEDGE and any person who supervises, directly or indirectly, such Associate; any Political Action Committee controlled by WEDGE or by any of WEDGE’s Covered Associates.

c)	Covered Investment Pool – Any investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity.

d)

Covered Official – An incumbent, candidate or successful candidate for elective office of a U.S Government Entity if the office is directly or indirectly responsible for, or can influence the outcome of the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser.

e)

De Minimis – Any aggregate Political Contributions of up to $350, per election, to an elected Covered Official or candidate for whom the individual is Entitled to Vote, and up to $150, per election, to an elected Covered Official or candidate for whom the individual is not Entitled to Vote. De Minimis exceptions are available for Political Contributions by individual Associates only, not WEDGE.

f)	Entitled to Vote – An Associate is considered Entitled to Vote for an official if the Associate’s principal residence is in the locality in which the official seeks election.

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g)

Foreign Official – Any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such government, agency, or instrumentality.

h)

Government Entity – Any U.S. state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant directed plans such as 403(b), 457 and 529 plans.

i)

Political Action Committee (PAC) – Includes (but not necessarily limited to) those political committees generally referred to as PACs, such as separate segregated funds or non-connected committees within the meaning of the Federal Election Campaign Act, or any state or local law equivalent.

j)

Political Contribution – Gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state, local, or foreign office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state, local, or foreign office. A charitable donation made to an organization that qualifies for an exemption from federal taxation under the Internal Revenue Code, or its equivalent in a foreign jurisdiction, even at the request of an official of a Government Entity, would not be considered a Political Contribution for purposes of this Policy. A Political Contribution would also not include volunteering or donation of time, provided WEDGE has not solicited the individual’s efforts and WEDGE’s resources, such as office space and telephones, are not used.

k)	Regulated Persons – Appropriately registered investment advisers, broker-dealers, and municipal advisors, provided that they are subject to restrictions at least as stringent as the Pay to Play Rule.

l)	Solicit – To communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser.

XIII.	Pay to Play Rule

According to the Pay to Play Rule, it is unlawful for WEDGE or any of its Covered Associates to:

•

Receive compensation for providing advisory services to a Government Entity for a two year period after WEDGE makes a Political Contribution or any of its Covered Associates make a Political Contribution exceeding the De Minimis amounts (De Minimis amounts apply to individuals only, not WEDGE) to a public official of a Government Entity or a candidate for such office who is or will be in a position to influence the award of advisory business.

•	Pay third parties to Solicit Government Entities for advisory business unless such third parties are Regulated Persons.

•

Solicit or coordinate (i) contributions to a Covered Official of a Government Entity to which WEDGE is seeking to provide advisory services; or (ii) payments to a political party of a state or locality where WEDGE is providing or seeking to provide advisory services to a Government Entity.

•	Do anything indirectly, through a spouse, family member, or other, which if done directly, would result in a violation of the Pay to Play Rule.

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The Pay to Play Rule also contains a look back provision for Political Contributions made by a person prior to becoming a Covered Associate. The provision looks back two years if the Covered Associate Solicits business for WEDGE and six months if the Covered Associate does not Solicit business for WEDGE.

The Pay to Play Rule does not pre-empt any state or local laws. In the event state or local laws are stricter than the Pay to Play Rule, they should be followed.

XIV.	Pre-clearance and Reporting

WEDGE prohibits all Political Contributions made with the intent to obtain or retain advisory business with Government Entities and other similar institutions, domestic or foreign. Associates are not allowed to do indirectly what is prohibited directly in this Policy. (I.e. Associates should not ask a third party to contribute to one of these entities on his or her behalf in order to influence the decision of a Covered Official or Foreign Official.)

Gifts and entertainment provided to Foreign Officials are separately addressed in the firm’s Gifts and Entertainment Policy and may be subject to other requirements, pursuant to the FCPA. Please reference that Policy or consult with the compliance department for further guidelines and restrictions when dealing with Foreign Officials.

a)

Pre-clearance of Political Contributions – All Political Contributions made by any WEDGE Associate to an incumbent, candidate or successful candidate for elective office of a U.S. Government Entity, PAC, political party, or Foreign Official must receive pre-clearance from the compliance department using the Political Contribution Pre-clearance Affirmation in Schwab Compliance Technologies (SCT).

b)

Restrictions on Political Contributions – Political Contributions greater than $350 to a Covered Official for whom the Associate is Entitled to Vote, or Political Contributions greater than $150 to a Covered Official for whom the Associate is not Entitled to Vote per election are not allowed. Associates may contribute to a PAC or a political party in excess of the De Minimis amounts; however, for Political Contributions in excess of these limits, the burden of proof resides with the Associate to provide written certification from the organization that no more than the De Minimis amounts will go to a specific Covered Official. (Note: More restrictive state and local regulations may apply and will be considered as part of the pre-clearance process.)

c)

Quarterly Affirmation – All Associates must confirm in their quarterly affirmation that all Political Contributions have been reported and pre-cleared and that the Associate did not do indirectly what is prohibited directly by the Policy. Associates will also be required to disclose whether they solicited or coordinated contributions to a Covered Official or payments to a political party during that quarter.

d)

New Associates – Upon commencement of employment, WEDGE must receive a list of all Political Contributions made by a new Associate dating back two years from their hire date. The new Associate must attest that they have provided a complete list of all Political Contributions made during the applicable period. WEDGE will also ask potential new associates about past political contributions at the time a formal offer is made.

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XV.	Recordkeeping Requirements

In order to satisfy the recordkeeping requirements of the Pay to Play Rule, the following logs will be maintained:

a)

A log of all direct or indirect Political Contributions made by WEDGE or by any WEDGE Associates to an official of a Government Entity, or payments to a political party of a state or political subdivision thereof, or to a Political Action Committee for six years in accordance with the Record Retention Policy.

b)

A list of the names and business addresses of all Regulated Persons to whom WEDGE provides or agrees to provide payment, directly or indirectly, to Solicit a Government Entity on its behalf, but not prior to June 13, 2012. WEDGE will not Solicit business from non-Regulated Persons.

c)	A list of all Covered Associates, including names, titles, and business and residence addresses.

d)	A log of all Government Entities to which WEDGE provides or has provided investment advisory services, in the past five years, but not prior to March 14, 2011.

e)

WEDGE will request a log, and periodic updates, from each sub-advised Covered Investment Pool of all Government Entities which are or were investors in the Covered Investment Pool to which WEDGE provides or has provided sub-advisory services, in the past five years, but not prior to September 13, 2011.

XVI.	Violations

All Policy violations must be submitted to the chief compliance officer (CCO) immediately upon discovery. Any technical violations with an inconsequential impact on WEDGE will be explained to the individual at fault with the goal of achieving strict adherence to this Policy. Any matters of a more severe nature must be brought before the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation. Note that termination of employment may be a recommended punishment if the violation is severe, or there is flagrant disregard for the Policy.

The Pay to Play Rule provides an exception that gives WEDGE the ability to cure an inadvertent Political Contribution to a Covered Official for which the Covered Associate was not Entitled to Vote. The exception is available for Political Contributions that in the aggregate do not exceed $350 to any one Covered Official, per election. The triggering Political Contribution must be discovered within four months of the date of the Political Contribution and returned within sixty days of the discovery. This exception may only be used by WEDGE twice per twelve month period and once per Covered Associate, regardless of timeframe.

XVII.	Supervision & Review

Quarterly, all Associates will affirm that any Political Contributions made were properly pre-cleared and reported and that the Associate did not do indirectly what is prohibited directly by this Policy. Associates will also affirm that they have not solicited or coordinated contributions to a Covered Official or payments to a political party during the quarter. On an annual basis, all Associates will sign an affirmation that they have abided by the WEDGE Code of Ethics. Periodically, a member of compliance will review the Political Contributions Approval Requests for compliance with the Policy and to identify and analyze patterned behaviors. The compliance department will also inspect Political Contribution websites to determine if it appears Associates have properly reported their Political Contributions. Results of each review will be communicated to the Management Committee.

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WEDGE Capital Management L.L.P.

Personal Security Trading Policy

Effective October 1, 2002

Revised: April 2019

I.	Introduction

This Policy is part of WEDGE’s Code of Ethics and is designed to uphold our fiduciary duty to our clients. In conducting business and carrying out the provisions of the Policy, WEDGE associates shall:

A.	Place the interests of our clients first at all times

B.	Conduct personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility

C.	Not take inappropriate advantage of their positions

D.	Maintain confidentiality of information concerning WEDGE trading activity, except when disclosure is required on a professional basis

E.	Comply with all applicable federal securities laws

II.	General Provisions
A.	Associates are required to acknowledge receipt of the Code of Ethics, and all amendments thereof, in writing.

B.	Associates are required to report any violations of the Code of Ethics promptly to the compliance department.

C.	Associates are discouraged from short-term trading (generally defined as holding a security for less than 30 calendar days).

D.	No associate or his/her spouse is permitted to be a director of a public company without prior Management Committee approval.

Doubtful situations should be resolved in favor of WEDGE’s clients. Technical compliance with the Policy’s procedures will not automatically insulate transactions from scrutiny if there is an indication of abuse of fiduciary responsibility.

III.	Definitions

A.

Access Persons – All supervised persons (i.) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (ii.) who are involved in making securities recommendations to clients or have access to such recommendations that are nonpublic.

B.

Beneficial Interest – The opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in the subject securities.

An associate is presumed to have a Beneficial Interest in the following:

1.	Securities owned individually or jointly

2.	Securities owned by Immediate Family members who reside in the associate’s household

3.	Securities in which Immediate Family members, who reside in the associate’s household, exercise Investment Control

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C.

Schwab Compliance Technologies (SCT) – SCT is the automated compliance system used by WEDGE to collect, report and monitor associate’s trades, gifts, entertainment and political contributions, and track affirmations and disclosures.

D.

Direct Obligations of the Government of the United States – Securities backed by the full faith and credit of the Unites States government. These include direct obligations of the federal government (e.g. Treasuries) and securities issued by agencies of the U.S. government which are guaranteed by the full faith and credit of the U.S. government (e.g. GNMA’s).

E.

High Quality Short-Term Debt – Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

F.

Immediate Family – Immediate Family includes: spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, and in-laws. Immediate Family also includes adoptive relationships and other relationships (whether or not recognized by law) that the compliance department determines could lead to possible conflicts of interest or appearances of impropriety such as a live-in partner who shares your household and combines his/her financial resources in a manner similar to that of married persons.

G.	Investment Control – An associate is deemed to have Investment Control in all accounts in which he or she has authority to place a trade or is an investment decision-maker.

H.

Reportable Account* – Any account that holds or is capable of holding any securities (not just reportable securities) in which an associate has Investment Control or Beneficial Interest. WEDGE health savings accounts are excluded from this definition and do not require disclosure.

I.

Reportable Fund – Any fund for which WEDGE serves as an investment adviser as defined in Section 2(a)(2) of the Investment Company Act of 1940 or any fund whose investment adviser or principal underwriter controls WEDGE, is controlled by WEDGE, or is under common control with WEDGE.

J.	Reportable Security * – Any security in which an associate has Investment Control or Beneficial Interest except a security specifically exempted by Rule 204A-1 of the Act.

Exempted securities include:

1.	Direct obligations of the government of the United States

2.	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

3.	Shares issued by money market funds

4.	Securities effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan

5.	Shares issued by open-end funds other than Reportable Funds

6.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

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K.

Security – The term “security” includes any stock, bond, investment contract or limited partnership interest, any option on a security, index, or currency, any warrant or right to subscribe to or otherwise acquire any security, and any other instrument as defined by Section 202(a)(18) of the Investment Advisers Act (the “Act”).

*Any uncertainty regarding a Reportable Account or Reportable Security should be brought to the attention of the compliance department.

IV.	Individuals Covered by the Policy

All WEDGE associates are considered Access Persons and are required to abide by the Policy.

V.	Reporting Requirements

A.	Initial Holdings Disclosure

All new associates must complete the Annual Holdings Disclosure and Brokerage Account Disclosure in SCT to report all Reportable Accounts and reportable securities held as of the associate’s start date or as of a date no more than 45 calendar days prior to joining WEDGE. These disclosures must be submitted to the compliance department within 10 calendar days of the associate’s start date.

B.	Annual Holdings Disclosure

By January 30th of each year, all associates must complete the Annual Holdings Disclosure and Brokerage Account Disclosure in SCT to report all Reportable Accounts and reportable securities held as of December 31 of the prior year.

C.	Duplicate Confirmations and Statements

To comply with the reporting requirements of the Act and facilitate the review process, associates must arrange for an electronic feed of their investment account to SCT to be set-up (for applicable brokers only), or for the direct mailing of all Reportable Account statements, and trade confirmations thereof, to the following address:

WEDGE Capital Management L.L.P.

Compliance—FBO (insert name)

301 S. College Street, Suite 3800

Charlotte, NC 28202-6002

A form letter, which can be used for the purpose of requesting duplicates, is located in the WEDGE Policies Manual. Please see a member of the compliance group for further information on setting up an electronic feed.

In the event confirmations and statements cannot be sent directly to WEDGE or received electronically, all confirmations and statements for Reportable Accounts must be up-loaded to SCT no later than 30 days following the end of each quarter. An exception to this may be for WEDGE sponsored retirement accounts through Allerus Financial in which the associate can only hold fund options selected by the WEDGE 401(k) trustees. Fund options selected by the trustees may only be Non-Reportable Funds and may not conflict with client trades. However, these securities must still be reported annually as part of the Annual Holdings Disclosure.

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D.	New or Closed Accounts

Associates must disclose to the compliance department when a Reportable Account has been opened or closed within 30 days of the end of the quarter in which the account was opened or closed. The Brokerage Account Disclosure, which is part of the Quarterly Affirmation in SCT, should be used for this purpose.

E.	Quarterly Affirmation

On a quarterly basis, all associates must complete the Quarterly Affirmation in SCT in which they provide certain attestations relating to the Code of Ethics, including trading activity and account changes during the quarter. Responses are due no later than the 30th day of the month following the end of each calendar quarter.

VI.	Pre-clearance of Personal Securities Transactions

A.	Securities Requiring Pre-clearance

Associates are required to receive authorization from the compliance department before trading common stocks, options on common stocks, securities convertible to common stocks, taxable bonds, and private placements in accounts in which the associate has sole or shared Investment Control.

B.	Pre-clearance Exemptions

The following types of security transactions are exempt from pre-clearance:

1.	Securities obtained through an automatic dividend reinvestment plan

2.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class

3.	Securities transacted through a merger, spin-off, split or corporate action

4.	Transactions in securities not listed in section VI. A., such as mutual funds or exchange traded funds.

C.	Pre-clearance Process

1.

The associate wishing to place a trade in a Reportable Account should first determine if the trade requires pre-clearance by reviewing section VI.A. If required, the associate must complete a pre-clearance request in SCT. A member of the compliance department will approve or deny the request. In no event will anyone be allowed to approve/deny his or her own request. If the trade is approved, it should be executed on the proposed trade date as designated on the request.

2.

If the trade is not approved, the compliance member will deny the request and send the associate an explanation. If the associate disagrees with the denial, he or she may complete a new request and must obtain approval from two members of the compliance department. The original denied request should be presented with the new request.

3.	An analyst’s absence from the office will not preclude a personal trade from being approved. However, the analyst’s absence should be noted on the preclearance request by the approver.

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VII.	Blackout Periods

Note: These restrictions do not apply to rebalance transactions in which fewer than half of WEDGE’s designated accounts are involved.

A.	Trades Subject to Same-Day Blackout Period

Associates are not allowed to trade a personal security on the same day that WEDGE trades the same security for its clients.

B.	Trades Subject to Five-Day Blackout Period

1.	Associates are not allowed to buy a security that WEDGE anticipates buying for its clients within the next five business days.

2.	Associates are not allowed to buy a security that WEDGE has sold for its clients within the last five business days.

3.	Associates are not allowed to sell a security that WEDGE anticipates selling for its clients within the next five business days.

4.	Associates are not allowed to sell a security that WEDGE has bought for its clients within the last five business days.

C.	Trades Subject to Indefinite Blackout Period

Associates are not allowed to trade stocks on the Restricted Stock List as referenced in the Insider Trading Policy.

D.	Blackout Exceptions

1.	Quantitative Portfolio Stocks

Stocks, and related convertibles and options, held in WEDGE clients’ Enhanced Core, Small-Mid Cap Value QVM, and Large Cap Value QVM accounts may be bought or sold on any day except the day the applicable model is rebalanced, or trades are pending execution as a result of a model rebalance, and that rebalance involves more than half of WEDGE’s designated accounts.

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2.	Initial Public Offerings

Purchases of any shares in an IPO are prohibited if the security is equity or a security convertible into equity.

3.	Gifts of Securities

An associate may gift a security that is held in WEDGE clients’ accounts to a nonprofit organization (charitable, educational, religious, etc.), provided that the associate making the gift retains no beneficial interest. Approval will be granted only if there are no pending trade orders or orders anticipated in the next five business days for the security. The organization to which the gift is being made should be clearly identified on the request. A confirmation is not required to be matched with the request.

VIII.	Options

A.

A request must be approved prior to the purchase of an option on common stock and prior to the option being exercised, liquidated or rolled into a new strike price or expiration date. A request does not need to be completed when an option position expires unexercised.

B.	Under no circumstances may an employee or partner initiate an option transaction on a stock held in WEDGE Large, Mid, Small, or Micro Cap portfolios.

C.	If an analyst has an option position on a stock he or she is planning to recommend, the option position must be liquidated prior to the first purchase of the related stock for WEDGE clients.

D.

If an associate, other than the analyst recommending a stock purchase for WEDGE clients, has an option position on a stock recommended for purchase for WEDGE clients, the associate is frozen in that option position until five business days after the stock purchase is complete. After the blackout period, the option position may be liquidated, exercised or allowed to expire, but may not be rolled to a new strike price or date. If the option expiration date occurs during the blackout period, the associate may, on the last trading day before the expiration date, either exercise the option, let the option expire, or roll the option position to the next expiration date (at the same strike price, if available, or the closest strike price then available).

IX.	Securities Convertible to Common Stock

Securities convertible to common stock will be treated the same as common stock for the purposes of this Policy.

X.	Asset Classes

Personal trades in an asset class (e.g. fixed income, common stock) will be evaluated within that asset class and without regard to client positions held in other asset classes of the same issuer.

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XI.	Review Procedures

A.	Personal Trade Confirmation Review

A compliance associate will review pre-clearance requests in SCT to ensure they are properly matched to a trade confirmation. A compliance associate will also review and initial all hard copy trade confirmations that are not automatically received in SCT.

B.	Quarterly Affirmation and Annual Holdings Review

The compliance department will distribute, collect, and review quarterly affirmations and Annual Holdings Disclosures. Any Policy violations noted during these reviews will be reported to the Management Committee.

C.	Violations

Any technical violations with an inconsequential impact on WEDGE clients will be discussed with the individual at fault with the goal of achieving strict adherence to the Policy. Any matters of a more severe nature must be brought before the CCO, and potentially the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation. Freezing of personal trading, disgorgement of profits or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of personal trades.

D.	Internal Audit and Supervision

The Policy will be reviewed by the compliance department annually to determine if any revisions are necessary. Periodic reviews will be conducted to test Policy compliance and all findings and any actions taken will be reported to the Management Committee.

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WEDGE Capital Management L.L.P.

Insider Trading Policy

Revised: July, 2018

1.	Overview:

WEDGE Capital Management L.L.P. forbids any Associate from trading, either personally or on behalf of others, while in possession of Material Nonpublic Information and from communicating Material Nonpublic Information to others. This conduct is frequently referred to as Insider trading. WEDGE’s policy applies to every Associate and pertains to activities both within and outside of their duties at WEDGE. Please see a compliance officer with any questions.

Insider trading includes, but is not limited to, the following types of actions:

•	Trading by an Insider, while in possession of Material Nonpublic Information

•

Trading by a non-Insider, while in possession of Material Nonpublic Information, where the information either was disclosed to the non-Insider in violation of an Insider’s duty to keep it confidential or was Misappropriated

•	Communicating Material Nonpublic Information to others (a.k.a. Tipping)

Insider trading and Tipping violate the federal securities laws if the trading or Tipping of the information results in a breach of confidence or trust. Liability for Insider trading could involve a breach of confidence or trust to a client, an employer, employees, or a personal acquaintance. In addition, an Outsider may be liable for Insider trading under the Misappropriation Theory.

Every Associate of WEDGE must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

2.	Definitions:

A.	Associate: Any partner or employee of WEDGE.

B.

Insider: An Insider is someone who is privy to information that has not yet been released to the public. The concept of being an Insider is broad; it includes officers, directors, and employees of a company. A person can be a “temporary Insider” if he or she enters into a confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A “temporary Insider” can include, among others, a company’s attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations. WEDGE may become a “temporary Insider” of a client. According to the Supreme Court, a company must expect the Outsider to keep the disclosed Nonpublic Information confidential and the relationship must at least imply such a duty before the Outsider will be considered an Insider.

C.

Material Information: Trading on Nonpublic Information is not a basis for liability unless the information is Material. Material Information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information one should consider Material includes, but is not limited to:

•	Earnings information (reports or projections, favorable or unfavorable) and changes in previously released earnings estimates

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•	Events regarding the issuer’s securities (e.g. dividend changes, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits)

•	Significant merger or acquisition proposals/agreements, tender offers, joint ventures, changes in assets

•	New products or discoveries, or developments regarding customers or suppliers (e.g. the acquisition or loss of a contract)

•	Changes in control or in management

•	Changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report

•	Major litigation

•	Liquidation problems

Material Information does not have to relate to a company’s business or be disclosed by a corporate Insider. For example, the knowledge of the contents of a forthcoming newspaper column that is expected to affect the market price of a security could be considered Material Nonpublic Information.

D.

Misappropriation Theory: Under the Misappropriation Theory, a person may be found guilty of securities fraud if he/she breaches a duty of trust or confidence to anyone by obtaining information improperly or by using information obtained properly for an improper purpose.

E.

Nonpublic Information: Information is Nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, appearing on the internet, Bloomberg, in The Wall Street Journal, or other publications of general circulation would be considered public.

F.	Outsider: An Outsider is someone who is not privy to information that is yet to be released to the public.

G.	Tipping: The act of communicating Material Nonpublic Information to an Outsider.

3.	Penalties for Insider Trading

Penalties for trading on or communicating Material Nonpublic Information are severe; both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil injunctions

•	Treble damages

•	Disgorgement of profits

•	Jail sentences

•	Monetary fines that could exceed the profit gained or the loss avoided (regardless of whether the person benefited)

In addition, any violation of this policy statement will result in serious sanctions by WEDGE, which could include dismissal of the persons involved. Please see WEDGE’s Disciplinary Policy.

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4.	Identifying Insider Information

The following questions are listed to aid Associates in avoiding Insider trading, and to aid WEDGE in preventing, detecting, and imposing sanctions against Insider trading.

If you think you may have Insider information about a company, ask yourself the following questions before recommending the security for WEDGE clients, requesting approval for a personal trade, or communicating the information to others.

•	Is the information Material?

•	Would an investor consider the information important in making his or her investment decisions?

•	Would the information substantially affect the market price of the securities if known by investors?

•	Is the information Nonpublic?

•	Who has this information?

•	Does the marketplace have the information (filed with the SEC, published in The Wall Street Journal, on the internet, Bloomberg, or other publications of general circulation)?

Immediately notify the chief compliance officer (CCO) or a member of the Management Committee if you believe that the information you have is Material and Nonpublic or if you have doubt as to whether the information is Material and Nonpublic. Do not share the information with other persons either within or outside WEDGE. Instructions to either prohibit or allow trading and communications will be provided after a review is conducted by the CCO and/or Management Committee.

5.	Prevention of Insider Trading

WEDGE will discuss the current Insider Trading policy at the annual Compliance Meeting, for which attendance, or review and signed acknowledgement of the presentation, is required.

When WEDGE determines an Associate has Material Non-public Information, a compliance Associate will block the security from trading in the order management system. The Associate with the information will be reminded that he/she may not trade for him/herself on the information and may not communicate the information to others. Compliance will add the security to the Restricted Securities List (see appendix 1) and will refer to this list when approving/disapproving personal security trading requests.

On occasion, WEDGE may receive information from an issuer or their agent subsequent to signing a confidentiality or restricted trading agreement. The decision to enter into such an agreement will be made by a group consisting of the covering analyst, the lead product analyst, and the Management Committee.

6.	Detection of Insider Trading

The Personal Security Trading Policy will help detect instances of Insider trading by requiring Associates to disclose all accounts in which they have a beneficial interest or investment control, obtain pre-approval of certain trades, and provide duplicate confirmations and account statements for those accounts. For more information, please see the Personal Security Trading Policy. The Material Employee Relationships Affirmation and the on-going review of e-mails will assist compliance in detecting Insider trading.

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7.	Reports to Management Committee

A written report to the Management Committee providing full details and recommendations for further action will be prepared for any violations of this policy.

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Appendix 1

WEDGE Capital Management L.L.P.

Restricted Securities List / Confidentiality Agreements

Security	Ticker	Restriction Begin Date	Restriction Lifted Date	Reason for Inclusion on Restricted List
ABC Corp	ABC	5/30/2008	6/5/2008	Signed a confidentiality agreement on 5/30/08 for a call to take place on 6/1/08. As of the call date WEDGE has Material Nonpublic Information. A press release is expected on 6/3/08.

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